Exhibit 4.4

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 30, 2022, by and among Dynasty Acquisition Co., Inc., a Delaware corporation (the “Issuer”), the party that is a signatory hereto as a Subsidiary Guarantor (the “Guaranteeing Person”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, Dynasty Intermediate Co., Inc., the Guarantors party thereto and the Trustee have heretofore executed and delivered an indenture dated as of April 4, 2019 (as amended by that certain Supplemental Indenture, dated as of July 1, 2021, and as further amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of Senior Unsecured PIK Toggle Notes due 2027 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that each Guaranteeing Person shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Person shall unconditionally guarantee, on a joint and several basis with the other Guarantors (including the other Guaranteeing Persons), all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Person and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. The Guaranteeing Person hereby agrees to become a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Person agrees, on a joint and several basis with the other Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Note Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture, at the address for the Guarantors set forth in the Indenture.

SECTION 3.2. Merger, Amalgamation and Consolidation. The Guaranteeing Person shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into, another Person except in accordance with Section 4.03 of the Indenture.

SECTION 3.3. Release of Guarantee. The Guarantee of the Guaranteeing Person hereunder may be released in accordance with Section 10.02 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. The Guaranteeing Person’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Person acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. The Guaranteeing Person agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PTS AVIATION, LLC,
as a Subsidiary Guarantor

By:	/s/ Michael Scott
Name: Michael Scott
Title: Chief Financial Officer and Treasurer

DYNASTY ACQUISITION CO., INC.,
as Issuer

By:	/s/ Michael Scott
Name: Michael Scott
Title: Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture (Senior Unsecured PIK Toggle Notes)]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (AS SUCCESSOR TO U.S. BANK NATIONAL ASSOCIATION), as Trustee

By:	/s/ Benjamin J. Krueger
Name: Benjamin J. Krueger
Title: Vice President

[Signature Page to Supplemental Indenture (Senior Unsecured PIK Toggle Notes)]